Exhibit 99.1

Spectrum Brands Holds Analyst Day

MADISON, Wis.--(BUSINESS WIRE)--July 27, 2010--Spectrum Brands Holdings, Inc. (NYSE: SPB) is hosting a group of equity sell-side analysts today at its corporate headquarters in Madison, WI. The day will highlight the vision and operations of the company and its business units through a series of presentations given by members of the senior management team.

Dave Lumley, Chief Executive Officer of Spectrum Brands, will address the Company’s strategy, diversified businesses and the recent merger with Russell Hobbs.

He will also emphasize the core messages running through the day's presentations:

  Spectrum’s value model drives the success of strong brands
  Top 3 market positions in large growing global categories
  Consistent adjusted EBITDA growth
  Businesses possess strong free cash flow generation potential

Third Quarter and Fiscal 2010 Outlook

The Company expects to report its fiscal third quarter results in mid-August. As a preview, the Company will state during its presentation today that it expects improved sales and adjusted EBITDA over the third quarter of fiscal 2009. In part, this improvement is expected to be led by double-digit top line growth in Shaving & Grooming and in the Home & Garden division, which is expected to report a strong 2010 season.

Based on its results to date, the Company continues to expect to deliver fiscal 2010 adjusted EBITDA of between $430 million and $440 million for the full year fiscal 2010. Consistent with the Company’s legacy businesses, this projection includes 12 months of results and projections (October 1, 2009 through September 30, 2010) from its newly acquired Small Appliances division, formerly Russell Hobbs, Inc.

A GAAP Reconciliation, including segment-level adjusted EBITDA projections, will be available on the Company’s website in the Appendix section of today’s presentation.

Analyst Day Webcast and Presentations

A live webcast of the Company's Analyst Day presentations will be available today, July 27, 2010, beginning at 12:30 p.m. Eastern Time. After a break for attendees to tour part of the facilities in Madison from 1:30 to 3:00, the webcast will resume and continue from 3:00 p.m. until 6:00 p.m. Eastern time. To listen to the webcast, please visit the Investor Relations homepage on the company’s website, which can be accessed at www.spectrumbrands.com. A webcast replay will be available through August 24, 2010.

In addition, the slides used in today’s presentation will be available for viewing and/or printing on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc. is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, George Foreman®, Black&Decker Home®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings’ businesses generate annual revenue from continuing operations in excess of $3 billion.

Certain matters discussed in this news release, regarding matters such as expected financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, and (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings’ and Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Additional factors that may affect future results and conditions are described in Spectrum Brands Holdings’ and Spectrum Brands' filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site at www.sec.gov or at Spectrum Brands Holdings’ and Spectrum Brands' website at www.spectrumbrands.com.

CONTACT:
Spectrum Brands Holdings, Inc.
Investor Contact:
Carey Phelps, 770-360-5292
DVP Investor Relations, Spectrum Brands
or
Media Contact:
MS&L for Spectrum Brands
Rob Baskin, 404-870-6854